EXHIBIT 10.1

CONFIDENTIAL TREATMENT

EPIX Medical, Inc. has requested that the marked portions of this document be accorded confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

EXECUTION COPY

INTELLECTUAL PROPERTY AGREEMENT

This “Agreement” made this 17th day of November, 2003 by and between Dr. Martin R. Prince (hereinafter, “Prince”), an individual residing at *****, and EPIX Medical, Inc., a corporation duly organized under the laws of the State of Delaware and having a principal place of business at 71 Rogers Street, Cambridge, Massachusetts USA (hereinafter “EPIX”).

RECITALS

Prince is recognized for his expertise in clinical magnetic resonance imaging and magnetic resonance angiography and as the inventor of contrast-enhanced magnetic resonance angiography techniques

Prince and Dr. James F.M. Meaney (hereinafter “Meaney”), an individual residing at *****, are the inventors of certain inventions relating to bolus chase magnetic resonance angiography.

Prince represents that he is the owner of, and has the right to grant the discharges, releases, promises and covenants not to sue under intellectual property pertaining to magnetic resonance imaging and magnetic resonance angiography that is the subject of this Agreement.

EPIX, by itself and/or through its Affiliates, desires to obtain discharges, releases, promises and covenants not to sue under the above-described intellectual property rights to enable them to develop and commercialize contrast agents used in magnetic resonance imaging and magnetic resonance angiography on the terms set forth herein.

Prince desires to grant such discharges, releases, promises and covenants not to sue on the terms set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1                                 “Effective Date” means the date first set forth above.

1.2                                 “Royalty Start Date” means the date of the first Sale of an MR Contrast Agent Product.

1.3                                 “Affiliate(s)” means any entity which is or becomes directly or indirectly controlled by EPIX, control being defined as (i) the direct or indirect ownership of at least 50% of the stock entitled to vote upon election of directors or persons performing similar functions, or (ii) direct or indirect ownership of the maximum percentage of such stock permitted by local laws or regulations in those countries where fifty percent (50%) ownership by a foreign entity is not permitted.

1.4                                 “CE-MRA” means contrast-enhanced MR angiography.

1.5                                 “MR” means magnetic resonance imaging and magnetic resonance angiography.

1.6                                 “MR Contrast Agent(s)” means any contrast agent used in, or capable of use in CE-MRA procedures.

1.7                                 “MR Imaging System(s)” means any magnetic resonance transmission/receiving system, inclusive of all hardware (for example, without limitation, imaging coils) and software components, that is capable of performing CE-MRA procedures.

1.8                                 “MR Injection Product(s)” means any pump, tubing set, or like apparatus that is designed for or advertised to be used in CE-MRA procedures to administer, inject or infuse contrast agent(s) to a patient.  Notwithstanding the foregoing, a syringe that is pre-filled with the MR Contrast Agent Product is not an MR Injection Product.

1.9                                 “MR Contrast Agent Product” means a product containing the MR Contrast Agent currently designated by EPIX as MS-325.  Expressly excluded from this definition are all other MR Contrast Agents, and MR Imaging Systems or any MR Injection Products, no matter how Sold, provided, used or disposed of.

1.10                           “Prince MR Intellectual Property” means any invention, improvement, trade secret, patent, patent application, copyright and other intellectual property rights to which Prince is able to grant the discharge, release, promise and covenant not to sue herein as of the Effective Date or thereafter during the term of this Agreement, which relate to the manufacture, use, importation, advertisement, offer to Sell, or Sale of any MR Contrast Agent Product.

1.11                           “Prince Patents” means the patents and patent applications included within the Prince MR Intellectual Property, including, without limitation, the patents and patent applications listed in Exhibit A and any and all applications, continuation applications, continuation-in-part applications, divisional applications, reissue applications, reexamination applications, foreign counterparts or other statutory rights arising from or based on such applications, anywhere in the world.

1.12                           “Third Party(ies)” means any entity which is neither a party to this Agreement nor an Affiliate of such a party.

1.13                           “EPIX Licensee(s)” means any entity that is authorized by EPIX to Sell the MR Contrast Agent Product to a customer/user in any country of the world.  Currently, the only EPIX Licensees are Berlex Laboratories, Inc. (hereinafter “Berlex”), a company having its principal place of business at 340 Changebridge Road, Montville, New Jersey, and Schering AG (hereinafter “Schering”), a company having its principal place of business at Müllerstrasse 178, D-13342 Berlin, Germany.

1.14                           “Sell” means to sell, lease, or otherwise transfer or convey an MR Contrast Agent Product.  A commercially reasonable number of units of MR Contrast Agent Product that are provided, free of charge, to Third Parties as samples for promotional purposes shall be deemed not to have been Sold for purposes of determining the royalty payable hereunder.  “Sold”, “Sale”, and other forms of “Sell” shall have the same meaning.

1.15                           “Net Sales” means the gross amount invoiced or otherwise charged a customer by EPIX (or its Affiliates) or EPIX Licensees for a MR Contrast Agent Product Sold by EPIX (or its Affiliates) or EPIX Licensees in any country of the world, less the following amounts: (a) insurance, transportation, taxes, customs brokers fees and customs duties provided such deductions are paid by EPIX (or its Affiliates) or EPIX Licensees and listed on the invoice; (b) allowances or credits to customers in the ordinary course of business in connection with the sale of an MR Contrast Agent Product on account of outdating, recall, market withdrawal, rejection, or return of such MR Contrast Agent Product, (c) credited allowances to such independent customers for such MR Contrast Agent Product which were spoiled, damaged, out-dated or returned; (d) freight and insurance costs charged to such customers; (e) quantity and promotional discounts actually allowed and taken; (f) sales, use, value added, and other taxes or governmental charges (such as customs duties) incurred in connection with the sale, exportation or importation of the MR Contrast Agent Product in finished packaged form; (g) charge back payments and/or rebates or other fees provided to distributors, wholesalers, or other purchasers and managed health care organizations or federal, state and local governments, their agencies, purchasers and reimbursers, including reimbursements to social security organizations; and (h) volume-related customer program costs which are required by the customer and which are independent of marketing initiatives.

The parties recognize that (a) customers may include persons in the chain of commerce, who enter into agreements with a seller as to price even though title to the MR Contrast Agent Product does not pass directly from the seller to such customers, and even though payment for such MR Contrast Agent Product is not made by such customers directly to the seller; and (b) in such cases chargebacks paid by EPIX (or its Affiliates) or EPIX Licensees to or through a Third Party (such as a wholesaler) can be deducted by EPIX (or its Affiliates) or EPIX Licensees  from gross revenue in order to calculate Net Sales.  Any deductions listed above which involve a payment by EPIX (or its Affiliates) or EPIX Licensees shall be taken as a deduction against aggregate sales for the quarter in which the payment is made.

Net Sales will be accounted for in accordance with international accounting standards consistently applied. In any instance where the calculation of Net Sales according to international accounting standards differs materially from GAAP such that the result of such calculation under international accounting standards would cause EPIX (or its Affiliates) or EPIX Licensees to improperly account for such revenue under GAAP, EPIX will provide Prince with any and all information requested by Prince regarding the calculation of Net Sales to enable Prince to comply with GAAP in recognizing revenue from such Net Sales.

Where a MR Contrast Agent Product is transferred by EPIX (or its Affiliates), through one or more Affiliates or EPIX Licensees for Sale to a customer/user, only the Sale to such customer/user shall be included in the Net Sales.  For example, where a MR Contrast Agent Product is transferred by (i) EPIX to Berlex or Schering (whether through one or more Affiliates of EPIX) for Sale to a customer/user, or (ii) Mallinckrodt to EPIX or Berlex or Schering for Sale to a customer/user, only the Sale to such customer/user shall be included in the Net Sales.

Notwithstanding the foregoing, the Net Sales for any calendar quarter shall be no less than the net sales of MR Contrast Agent Product by EPIX Licensees for the corresponding calendar quarter as reported (i) by EPIX Licensees to EPIX (or its Affiliates) or (ii) by EPIX in publicly available documentation (such as, for example, the Quarterly and/or Annual Reports).

Given the worldwide scope of this Agreement, the impracticality of monitoring by EPIX of the movement of the MR Contrast Agent Product through international markets and the impracticality of establishing a value for pro-rata use in CE-MRA (if any), it is agreed and recognized that paying royalties on all Sales of MR Contrast Agent Product, as a whole, is fair and reasonable, representing a balance between the concerns and interests of both parties and resulting in a convenience for EPIX.

1.16                           “Third Party Price” means the average amount paid by all Third Parties for the MR Contrast Agent Product in arms-length transactions during the calendar quarter corresponding to the royalty period of any royalty report, provided there are substantial Sales of such MR Contrast Agent Product to Third Parties during the royalty period.  In the event of a dispute regarding whether there have been such substantial Sales, the parties agree to first meet and negotiate in good faith with the expectation of determining a Third Party Price.

1.17                           “Confidential Information” means any information disclosed by one party to the other, pursuant to this Agreement, which is in written, graphic, machine readable or other tangible form and is marked “Confidential”, “Proprietary” or in some other manner to indicate its confidential nature.  Confidential Information may also include oral information disclosed by one party to the other provided that such information is designated as confidential at the time of disclosure and reduced to a written summary by the disclosing party, within thirty (30) days after its oral disclosure, which is marked in a manner to indicate its confidential nature and delivered to the receiving party.  Notwithstanding the foregoing limitations, all sales and similar reports and records provided by EPIX to Prince hereunder, or to which Prince or its designee may gain access pursuant to Article 4, are hereby deemed to be Confidential Information of EPIX.

ARTICLE 2

DISCHARGE, RELEASE, AND COVENANT

2.1                                 Subject to the terms and conditions of this Agreement, Prince hereby discharges, releases, promises and covenants not to sue, threaten to sue or otherwise disturb EPIX, and its Affiliates, and any EPIX Licensee, subcontractor, supplier, distributor, vendor, reseller, purchaser, or user of the MR Contrast Agent Product, acquired directly or indirectly from EPIX (or its Affiliates) or an EPIX Licensee in any country in the world, for any claim or cause of action based upon (i) the Prince MR Intellectual Property and (ii) the manufacture, use, Sale, advertisement, offer for Sale, importation, lease, or otherwise transfer or disposition of the MR Contrast Agent Product, whether such claim or cause of action is presently known or unknown.  This covenant not to sue is personal in nature and limited to EPIX, its Affiliates, any successor(s) to EPIX, and any EPIX Licensee, subcontractor, supplier, distributor, vendor, reseller, purchaser, or user of the MR Contrast Agent Product.

2.2                                 Prince hereby grants to EPIX, and its Affiliates and any EPIX Licensee, a non-exclusive, license, without the right to sublicense, under U.S. Patent ***** to make, have made, use, offer to Sell, Sell, import, export and otherwise transfer the MR Contrast Agent Product during the term of this Agreement.  Nothing in this Agreement shall be construed as expressly, impliedly, or otherwise granting a license, of any kind or type, under the Prince Patents other than U.S. Patent *****.

2.3                                 Nothing contained in this Agreement shall be construed as:

(a)          a warranty or representation by Prince as to the validity, enforceability, and/or scope of any one of the Prince Patents; or

(b)         imposing on Prince any obligation to institute legal action for infringement of any one of the Prince Patents, or to defend a legal action brought by a Third Party in relation to any one of the Prince Patents; or

(c)          imposing on Prince any obligation to file application(s) or other intellectual property registration(s) related to the Prince MR Intellectual Property, or to secure or maintain in force any one of the Prince Patents; or

(d)         imposing on Prince any obligation to furnish any technical information or know-how.

ARTICLE 3

COMPENSATION AND RELATED OBLIGATIONS

3.1                                 In consideration of the license, discharges, releases, promises and covenants not to sue granted herein, EPIX agrees to pay Prince:

(a)          ***** ($ *****), the payment being due and payable within two (2) weeks of the Effective Date of the Agreement; and

(b)         commencing with the Royalty Start Date, a royalty equal to ***** percent (*****%) of Net Sales.

3.2                                 In the event that the MR Contrast Agent Product is Sold during a calendar quarter under circumstances where the selling price is not established on an arms-length basis, Net Sales shall be calculated using the Third Party Price of such MR Contrast Agent Product.  If there is no Third Party Price for such MR Contrast Agent Product, the parties shall immediately determine an appropriate royalty base for such MR Contrast Agent Product.  In the event that a resolution is not reached, the dispute shall be resolved according to the resolution procedure of paragraph 13.2.

3.3                                 In further consideration of the license, discharges, releases, promises and covenants granted herein, EPIX agrees to provide to Prince, or another designated in writing by Prince, ***** Dollars ($*****) worth of MR Contrast Agent Product per year calendar commencing on the earlier of (i) the day that the FDA issues final approval of the use of MR Contrast Agent Product for a CE-MRA procedure or indication, or (ii) the day the MR Contrast Agent Product becomes commercially available, and continuing each calendar year thereafter until expiration or termination of the Agreement.  The number of Doses to be provided for each calendar year will be determined by dividing ***** by the Third Party Price per Dose as of the first day of such year.  EPIX will provide Prince with an invoice promptly after the first day of the year setting forth the number of Doses to be delivered to Prince during such year and the method by which the number of doses was determined, including without limitation, the Third Party Price per Dose.  Such Doses shall be deemed not to have been Sold for purposes of determining the royalty payable under this Agreement.  One (1) dose of MR Contrast Agent Product is equal to the largest commercially available volume of MR Contrast Agent Product, within a container, for administration to one (1) patient.  For example, where the largest commercially available volume of MR Contrast Agent within a container for administration to one (1) patient is a vial or syringe containing one hundred milliliters

(100ml) of MR Contrast Agent Product, one dose of MR Contrast Agent Product is one hundred milliliters (100ml).

3.4                                 EPIX shall deliver the MR Contrast Agent Product referenced in paragraph 3.3 of this Agreement to a place in North America as designated by Prince within ninety (90) days of written notice.  Each dose shall be delivered to Prince in accordance with industry “best practices” and shall be packaged in a separate container in the same manner and material(s) (for example, without limitation, vial or syringe) as commercially available to bona fide customers/users.  In the event that the MR Contrast Agent Product is available in more than one type or form of container, Prince shall have the option, at his sole discretion, to designate the type or form of container.  To facilitate storage of such MR Contrast Agent Product, Prince may, at his sole discretion, specify delivery of the MR Contrast Agent Product of paragraph 3.3 in prorated amounts at monthly or quarterly intervals.

3.5                                 Notwithstanding paragraph 3.3, in the event that Prince, in any calendar year, requests delivery of fewer Doses than were indicated on the invoice provided to Prince by EPIX for such calendar year, then the difference between the number of Doses indicated on the invoice and the number of Doses actually requested in that calendar year shall be added to the number of Doses available to be requested by Prince in a subsequent year under the conditions of paragraph 3.4.  Further, in the event that the last year of the term of this Agreement is not a full calendar year, EPIX shall deliver to Prince, under the same terms and conditions as set forth in paragraphs 3.3 and 3.4, a pro-rated amount of MR Contrast Agent Product plus any increase based on a carry over of a non-requested amount from previous year(s).

3.6                                 Prince shall not Sell directly or indirectly (for example, through another) the MR Contrast Agent Product provided by EPIX to Prince pursuant to paragraphs 3.3 - 3.5 of this Agreement.  Notwithstanding the foregoing, MR Contrast Agent Product of paragraphs 3.3 - 3.7 that is used in a CE-MRA procedure by Prince, or his employers or employees, which is invoiced and/or charged to a Third Party, shall not be considered as Sold to such Third Party for the purposes of this paragraph 3.6 nor for the purposes of determining the royalty payable under this Agreement.

3.7                                 Prince agrees to comply with all applicable laws and regulations pertaining to the use, handling, storage, disposal, administration, billing, recordkeeping and sale of the MR Contrast Agent Product provided by EPIX hereunder.  Without limiting the generality of the foregoing, Prince will properly disclose accurate pricing information relating to the MR Contrast Agent Product in any costs claimed or charges made to federal health care programs in accordance with the provisions of 42 USC Section 1320a-7b and 42 CFR Section 1001.952(h) if and as may be appropriate thereunder.

3.8                                 Notwithstanding anything contained in this Agreement to the contrary, it shall not be a breach of this Agreement in the event that Prince, or his employers or employees, use the MR Contrast Agent Product of paragraphs 3.3 - 3.7 for CE-MRA procedures and/or to practice the techniques covered by the Prince Patents.

ARTICLE 4

PAYMENTS & ACCOUNTING

4.1                                 EPIX and its Affiliates shall keep complete and accurate records relating to the Sale of the MR Contrast Agent Product during the term (as determined by paragraph 6.1).  These records shall be retained for a period of at least three (3) years from the date of payment, notwithstanding the expiration or other termination of this Agreement.  Prince, through his designated independent accounting firm, shall have the right to examine and audit, not more than once a year unless the preceding audit revealed a discrepancy exceeding ***** percent (*****%) of the total royalties due for the period under audit, and during normal business hours, all such records and such other records and accounts as may contain, under recognized accounting practices, information bearing upon the amount of royalties payable to Prince under this Agreement.  In no event will Prince audit any given reporting period more than once.  Prompt adjustment shall be made by EPIX to compensate for any underpayment of royalties hereunder, together with interest thereon, calculated in accordance with Paragraph 4.4.  Should the amount of any such underpayment exceed ***** percent (*****%) of the total royalties due for the period under audit, then upon request by Prince, EPIX shall pay for the cost of the audit.  If any ***** (*****) consecutive audits reveal underpayments of royalties in excess of ***** percent (*****%), Prince shall be entitled to immediately terminate this Agreement on notice to EPIX at any time within ninety (90) days after such ***** such audit.  Should such audit disclose an overpayment of royalties hereunder, such overpayment shall be taken as a credit against future royalties, and in the event that there are no future royalties, Prince shall promptly issue a refund thereof.

4.2                                 Within forty-five (45) days after the end of each calendar quarter, or, in the event there is/are EPIX Licensee(s), within fifteen (15) days following the receipt of sales data from the EPIX Licensee of the Sales of the MR Contrast Agent Product by such EPIX Licensee for such quarter, EPIX shall pay to Prince, by electronic transfer, the royalties payable hereunder for such quarter.  Concurrently therewith, EPIX shall furnish to Prince: (1) in the event there is/are EPIX Licensee(s), a true and correct copy of each EPIX Licensee royalty report to EPIX (or its Affiliates), including, without limitation, all sales data of the MR Contrast Agent Product Sold by such EPIX Licensee, and (2) a statement, in suitable form, showing (i) the volume of the MR Contrast Agent Product Sold, (ii) the Sales in U.S. Dollars of the MR Contrast Agent Product Sold during such quarter, (iii) the amount of royalty payable thereon, and (iv) the number of units of MR Contrast Agent Product that are provided, free of charge, to Third Parties as samples for promotional purposes, as described in paragraph 1.13 of this Agreement.  It is agreed that a suitable form of the statement is attached as Exhibit B.  If no MR Contrast Agent Product subject to royalty has been Sold, that fact shall be shown on such statement.

4.3                                 All royalty and other payments to Prince hereunder, including those of paragraphs 3.1(a) and 3.1(b), shall be made by electronic transfer, in U.S. Dollars, directly to the following account or another designated in writing by Prince:

Martin R. Prince

*****

4.4                                 All royalty and other payments to Prince hereunder shall be in U.S. Dollars. The calculation of payments which refer to Net Sales in countries other than United States shall be based upon EURO and converted into U. S. Dollars. Therefore, where payments are based upon Net Sales in countries other than the United States and the member states of the European Currency Union, the amount of such Net Sales expressed in the currency of such country shall be converted into EURO at the exchange rate of the last business day of the applicable calendar quarter. The applicable exchange rate shall be the EURO Foreign Exchange Reference Rate published by the European Central Bank, Frankfurt / Main. If no EURO Foreign Exchange Reference Rate is determined for the relevant currency, the Parties shall agree upon another reference rate. Finally, the payable EURO amount shall be converted into US Dollars at the EURO Foreign Exchange Reference Rate’ published by the European Central Bank, Frankfurt / Main, on the last business day of the applicable calendar quarter.  Late payment of royalties hereunder shall be subject to interest, ***** (or the maximum allowed by applicable law, if less).  The amount of interest shall be calculated from the royalty due date to the date of electronic transfer.  Failure to make ***** (*****) consecutive royalty payments in a timely fashion shall be grounds for immediate termination.

4.5                                 All payments made by EPIX under this Agreement shall be without deduction for taxes, assessments, currency exchange fees or other charges of any kind or description.  Any payment made by EPIX to Prince under this Agreement shall not be refunded or refundable to EPIX (or any other entity) for any reason whatsoever, except in the case of administrative or accounting errors, such as mistakes in typing, calculation or other clerical oversight.

4.6                                 Payment of royalties due under this Agreement to any person, firm or entity, other than Prince, including without limitation, any escrow fund or escrow agent, unless requested or permitted by Prince, or ordered by any court, administrative agency or other government body of competent jurisdiction, shall constitute a material breach of this Agreement.  In the event that, pursuant to an order by a court, administrative agency or other government body of competent jurisdiction, EPIX pays such royalties due under this Agreement to a person, firm or entity, other than Prince, EPIX shall (a) provide notice to Prince no less than sixty (60) days before such payment, (b) provide Prince with any and all materials from such court, administrative agency or other government body ordering such payment, and (c) demonstrate such court, administrative agency or other government body ordering such payment is or has jurisdiction.  All royalties not subject to such order, shall be paid to Prince and payment of such royalties to any person, firm or entity, other than Prince, shall constitute a material breach of this Agreement.

4.7                                 Prince agrees to provide to EPIX documentation demonstrating that Prince pays taxes in the United States.  In the event that, after the Effective Date of this Agreement, a country imposes any withholding tax on account of applicable laws or regulations that require taxes to be withheld on royalty payments made by EPIX under this Agreement, EPIX shall deduct such taxes from the payment, provided EPIX notifies Prince, in writing, sixty (60) days before any such deduction.  EPIX shall (a) timely pay the deducted taxes to the competent tax authority and (b) notify Prince within thirty (30) days of the payment made to the competent tax authority.  EPIX agrees to assist Prince in any intervention necessary to exempt such fee and royalty payments from tax, and EPIX agrees to make all necessary filings, and take such other actions, as are necessary to minimize the tax rate.  EPIX shall promptly send to Prince the official certificate of such payment to enable Prince to support a claim for a foreign tax credit with respect to any such taxes so withheld and paid against income taxes which may be levied by the United States government.

ARTICLE 5

EQUITY COMPONENT

5.1                                 In further consideration of the license, discharges, releases, promises and covenants not to sue granted herein, EPIX agrees to issue and deliver to Prince, on January 2, 2004, One Hundred Thirty-Two Thousand (132,000) shares of its common stock, $0.01 par value per share, pursuant to a Stock Purchase Agreement executed concurrently herewith.

ARTICLE 6

TERM AND TERMINATION

6.1                                 This Agreement shall commence on the Effective Date and shall continue until the expiration of the last-to-expire patent within the Prince Patents, unless earlier terminated as provided herein.  Upon a termination of this Agreement, except as otherwise provided in Paragraph 6.3, all rights and obligations of the parties shall immediately terminate.

6.2                                 Either party shall have the right to terminate this Agreement following any material breach or default in performance under this Agreement by the other Party upon sixty (60) days prior written notice by certified mail to the breaching party specifying the nature of the breach or default.  Unless the breaching party has either cured or taken such steps as may be reasonably expected to cure the breach or default prior to the expiration of such sixty (60) day period, the non-breaching party, at its sole option, may terminate this Agreement upon written notice to the breaching party.  Termination of this Agreement shall become effective upon receipt of such notice by the breaching party.  Notwithstanding the foregoing, the discharges, releases, promises and covenants not to sue granted herein are contingent upon payment by EPIX of the royalties set forth in Articles 3 and 4, and the satisfaction of the product delivery and equity obligations of EPIX set forth in Articles 3 and 5.  In the event that EPIX fails to satisfy its obligation(s), or become(s) unable to satisfy its required obligation(s), for reasons attributable to EPIX (excluding events such as, without limitation, force majeure), Prince may, upon written notice to EPIX, and EPIX’s failure to remedy within sixty (60) days of receiving such notice, terminate this Agreement and revoke all discharges, releases, promises and covenants not to sue granted herein.

6.3                                 The provisions of paragraphs 2.3, and the provisions of Articles 2, 4, 6, 8, 10, 11 and 13, with respect to any MR Contrast Agent Product Sold prior to the date of expiration or termination, shall survive any expiration or termination of this Agreement for any reason; and all provisions, other than those specified immediately above, shall immediately terminate upon any termination or expiration of this Agreement.

ARTICLE 7

NOTICE

7.1                                 All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first class air mail (registered, if available), postage prepaid, or otherwise delivered by hand, by messenger or by telecommunication, addressed to the addresses set forth below or at such other address furnished with a notice in the manner set forth herein.  Such notices shall be deemed to have been effective when delivered or, if delivery is not accomplished by reason of some fault of the addressee, when tendered.  All notices shall be in English.

In the case of EPIX, notices and other communications shall be addressed to:

EPIX Medical, Inc.

71 Rogers Street

Cambridge, MA 02142-1118

ATTN: President

Telephone: 617-250-6000

Facsimile: 617-250-6031

In the case of Prince, notices and other communications shall be addressed to:

Dr. Martin R. Prince

*****

In the case of Meaney, notices and other communications shall be addressed to:

Dr. James F.M. Meaney

*****

ARTICLE 8

WARRANTIES

8.1                                 Prince warrants and represents that:

(a)          he has full authority to enter into this Agreement and to grant the discharges, releases, promises and covenants not to sue;

(b)         he owns all right title and interest in and to the Prince Patents except as disclosed on Exhibit A; and

(c)          as of the effective date of the Agreement, Exhibit A contains a complete list of all issued patents and pending patent applications relating to MR, which Prince has authority to license and grant the discharges, releases, promises and covenants as provided herein.

ARTICLE 9

TRANSFERABILITY

9.1                                 In the event of any change in ownership, direction or control of EPIX, the terms of this Agreement shall be binding upon and inure to the benefit of the respective successor(s) and assignee(s).

9.2                                 In the event Prince sells, assigns, licenses or otherwise conveys the Prince MR Intellectual Property to a Third Party, Prince agrees that, as a pre-condition to the validity of such sale, assignment, license or conveyance, Prince will require that: (a) such Third Party discharge, release, promise and covenant not to sue, threaten to sue or otherwise disturb EPIX, and its Affiliates, and any EPIX Licensee, subcontractor, supplier, distributor, vendor, reseller, purchaser, or user of the MR Contrast Agent Product, acquired directly or indirectly from EPIX (or its Affiliates) or an EPIX Licensee in any country in the world, for any claim or cause of action based upon (i) the Prince MR Intellectual Property and (ii) the manufacture, use, Sale, advertisement, offer for Sale, importation, lease, or otherwise transfer or disposition of the MR Contrast Agent Product, whether such claim or cause of action is presently known or unknown, (b) EPIX will receive advance written notice of such sale, assignment, license or conveyance, and (c) EPIX will be made an express third party beneficiary of the Third Party’s discharge, release, promise and covenant not to sue described in this paragraph.  Prince agrees that any sale, assignment, license or conveyance made in violation of this paragraph shall be void ab initio.

ARTICLE 10

INDEMNITY

10.1                           EPIX shall defend, indemnify and hold Prince harmless from and against all actions, claims, proceedings and demands (including, without limitation, loss, death, injury, illness or damage, whether personal or property, special, direct, indirect, or consequential, including consequential financial loss) asserted by Third Parties that may be brought against him and that arise out of the development, manufacture, use, sale, importation or other commercialization efforts (including, without limitation, advertisements and marketing) relating to the MR Contrast Agent Product by EPIX, its Affiliates or EPIX Licensees.  If Prince, after learning of actions, such claim, proceeding and demand from a Third Party, fails to provide prompt notice to EPIX of any claims that are subject to this indemnity obligation after Prince learns of such claims, then EPIX’s indemnity obligation shall be limited to the extent such failure causes actual prejudice to the rights and defenses which otherwise would have been available to EPIX.

10.2                           Prince shall defend, indemnify and hold EPIX harmless from and against all successful actions, claims, proceedings and demands (including, without limitation, loss, death, injury, illness or damage, whether personal or property, special, direct, indirect, or consequential, including consequential financial loss) asserted by a federal, state or local governmental authority of competent jurisdiction that may be brought against EPIX and that arise out of the breach by Prince of his obligations under paragraph 3.7 hereof.  If EPIX, after learning of actions, such claim, proceeding and demand from a Third Party, fails to provide prompt notice to Prince of any claims that are subject to this indemnity obligation after EPIX learns of such claims, then Prince’s indemnity obligation shall be limited to the extent such failure causes actual prejudice to the rights and defenses which otherwise would have been available to Prince.

10.3                           If a Party (the “Indemnitee”) seeks indemnity from the other Party (the “Indemnitor”) for a claim under paragraphs 10.1 or 10.2, the Indemnitee shall: (i) fully and promptly notify the Indemnitor upon learning of such claim or potential claim from a Third Party, (ii) permit the Indemnitor to assume control of the defense of such claim, (iii) cooperate with the Indemnitor in such defense, (iv) not compromise or settle any such claim and (v) take all reasonable steps to mitigate any loss or liability in respect of such claim after learning of such claim or potential claim from a Third Party.

10.4                           The obligation to defend and indemnify set forth above in paragraphs 10.1 and 10.2 shall be a continuing obligation separate and independent of other obligations, and shall survive the expiration or termination of this Agreement.

10.5                           Except as provided in paragraphs 10.1 and 10.2, neither party shall be liable to the other for any special, indirect, or consequential damages, including consequential financial loss arising out of this Agreement, or its performance.

10.6                           Prince disclaims and shall have no obligation of defense, contribution, or indemnity with respect to any actual or alleged infringement of any intellectual property right owned by a Third Party with respect to the MR Contrast Agent Product.  Prince shall have no liability arising out of any such actual or alleged intellectual property infringement.

ARTICLE 11

CONFIDENTIALITY

11.1                           The parties agree that the terms of this Agreement are confidential and shall not be disclosed, except as required by the rules of any stock exchange or applicable laws and regulations, or by operation of law or a court, administrative agency, or other governmental body, or by EPIX to its Affiliates and EPIX Licensee(s), without prior written permission from the other party.  The parties may disclose the fact that they have entered into an agreement regarding the Prince MR Intellectual Property, without more.  However, neither party may represent that the Agreement is a license, but may represent that it is a continuing discharge, release, promise and covenant not to sue EPIX, its Affiliates, and any successor(s) to EPIX, and any EPIX Licensee, distributor, vendor, reseller, purchaser or user of the MR Contrast Agent Product.

11.2                           Notwithstanding paragraph 11.1, Prince may provide a copy of the Agreement to: (a) Meaney, provided Meaney agrees to the confidentiality terms set forth in the Agreement, and (b) the employer of Prince and/or Meaney, if required to do so for purposes of determining potential conflicts of interest.  Any copy of this Agreement provided to such employer shall have the financial terms of Articles 3 and 4 redacted therefrom.

11.3                           Notwithstanding paragraph 11.1, EPIX may provide a copy of the Agreement to potential successor(s) and/or assign(s) of all or a major part of the assets of EPIX.

ARTICLE 12
MEET AND CONFER REGARDING
ISSUES OR DISPUTES PERTAINING TO THIS AGREEMENT

12.1                           The parties agree to meet at least every eighteen (18) months to discuss any issues that may arise regarding the Agreement.  Such meeting shall be at a time mutually agreed upon by the parties, and may be via telephone or video conference, or at a location to be mutually agreed upon by the parties.

12.2                           In the event a dispute arises between the parties regarding rights or obligations under this Agreement, the parties agree to first meet to discuss the matter and seek resolution before undertaking litigation or legal action of any kind.

ARTICLE 13

MISCELLANEOUS

13.1                           This Agreement shall be construed, and the legal relations between the parties shall be determined in accordance with the law of the State of New York, without regard to any principles of conflict laws.

13.2                           The parties agree to resolve any dispute or claim that arises out of this Agreement in any competent federal or state court: (i) located in the state where Prince then resides if initiated by EPIX (unless Prince resides in Louisiana, in which event the case shall be brought in Texas) and (ii) located in the Commonwealth of Massachusetts if initiated by Prince.  The parties agree not to challenge or otherwise oppose the jurisdiction of the applicable court over any such dispute or claim.

13.3                           If any paragraph, provision, or clause thereof in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the parties shall negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the parties’ intent in entering into this Agreement.

13.4                           This Agreement contains the entire and only agreements between the parties respecting the subject matter hereof and supercedes and cancels all previous negotiations, agreements, commitments and writings in respect thereto.  This Agreement may not be amended, supplemented, released, discharged, abandoned, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized officer or representative of the parties.

13.5                           EPIX represents that all corporate action necessary for the authorization, execution and delivery of this Agreement by such party and the performance of its obligations hereunder has been taken.  EPIX further represents that the definition of “Net Sales” as set forth on Exhibit C attached hereto is a true and complete copy of the definition of “Net Sales” taken from the Strategic Collaboration Agreement between EPIX and Schering AG dated June 9, 2000.

13.6                           This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.  Execution may be completed through the exchange of executed facsimile copies hereof.

13.7                           The parties hereto are independent contractors.  Nothing contained herein or done in pursuance of this Agreement shall constitute either party the agent of the other party for any purpose or in any sense whatsoever, or constitute the parties as partners or joint ventures.

13.8                           The failure of either party to enforce at any time the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either party to enforce each and every such provision thereafter.  The express waiver by either party of any provision, condition or requirement of this Agreement shall not constitute a waiver of any future obligation to comply with such provision, condition or requirement.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in duplicate by its duly authorized officer or representative.

EPIX MEDICAL, INC.		MARTIN R. PRINCE

By:	/s/ Peyton J. Marshall	By:	/s/ Martin R. Prince

Name:	Peyton J. Marshall	Date:	November 15, 2003

Title:	Chief Financial Officer

Date:	November 17, 2003

Read and understood:

James F. M. Meaney

By:	/s/ James F. M. Meaney

Date:	November 15, 2003

EXHIBIT A

U.S. Patents:

*****

*****

*****

*****

*****

*****

*****

*****

*****

***** **

*****

*****

*****

*****

U.S. Applications:

*****

*****

*****

*****

*****

*****

*****

*****

European Patents:

*****

*****

*****

*****

European Applications:

*****

*****

Canadian Application:

*****

** Prince does not own all right, title and interest in this patent

EXHIBIT B

Product: MS-325

Period

Exchange Rate (end of calendar quarter)

Country	Sales	Amount	Royalty	Royalty Due
	Volume (L)	Sold ($US)	Rate	($US)

United States:

Europe:

Asia:

Australia:

Other countries:

Total royalty payable Amount to be remitted:

Total Royalty Due:				($US)

EXHIBIT C

“Net Sales” means the invoiced sales price per unit for each of the Licensed Products billed by a Party or its Affiliates or any distributor or either who is not an Affiliate, or, to the extent permitted in Section 3.1.2 hereof, by permitted sublicensees of Schering to independent customers, less actual (a) credited allowances of such independent customers for such Licensed Products which were spoiled, damaged, out-dated or returned; (b) freight and insurances Costs charged to such customers, (b) freight and insurance costs charged to such customers; (c) quantity and promotional discounts actually allowed and taken; (d) sales, use, value added, and other taxes or governmental charges (such as customs duties) incurred in connection with the sale, exportation or importation of the Licensed Products in finished packaged form; (e) charge back payments and/or rebates or other fees provided to distributors, wholesalers, or other purchasers and managed health care organizations or federal, state and local governments, their agencies, purchasers and reimbursers, including reimbursements to social security organizations; and (f) volume-related customer program costs which are required by the customer and which are independent of marketing initiatives.  The transfer of any Licensed Product by a Party or one of its Affiliates to another Affiliate of such Party shall not be considered a sale; in such cases, Net Sales shall be determined based on the invoiced sales price by the Affiliate to its customer, less the deductions allowed under this Section.

The Parties recognize that (a) Scherings customers may include persons in the chain of commerce, who enter into agreements with Schering as to price even though title to the Licensed Product does not pass directly from Schering to such customers, and even though payment for such Licensed Product is not made by such customers directly to Schering; and (b) in such cases chargebacks paid by Schering to or through a Third Party (such as a wholesaler) can be deducted by Schering from gross revenue in order to calculate Net Sales. Any deductions listed above which involve a payment by Schering shall be taken as a deduction against aggregate sales for the quarter in which the payment is made.

Net Sales will be accounted for in accordance with international accounting standards consistently applied. In any instance where the calculation of Net Sales according to international accounting standards differs materially from GAAP such that the result of such calculation under international accounting standards would cause EPIX to improperly account for such revenue under GAAP, Schering will provide EPIX with any and all information requested by EPIX regarding the calculation of Net Sales to enable EPIX to comply with GAAP in recognizing revenue from such Net Sales.

Schering agrees that, without obtaining the prior approval of EPIX (which approval shall not be unreasonably withheld), it will not sell a combination of products and/or services which include one or more Licensed Products, (i) for a single price, or (ii) on other terms of purchase not separately identifying a price per product.  Schering agrees that records of the deductions referred to above for each Licensed Product shall be maintained in a manner that allows audit of such deductions pursuant to Section 7.11.

Schering agrees that it will not offer customers discounted prices for any Licensed Product (i) for the purpose of inducing the customer to purchase other products or services of Schering without obtaining the prior approval of EPIX (such approval not to be unreasonably withheld) as to the fair apportionment of sales value to Licensed Product and any related Costs; or (ii) for reasons other than the good faith sale of Licensed Product at a reasonable, mutually beneficial profit margin in view of the circumstances applicable to the relevant market.